CONSENT OF JERRY ZIEG

In connection with Sandfire Resources America Inc.'s (the "Company") Registration Statement on Form F-7 (the "Form F-7") being filed with the United States Securities and Exchange Commission, I consent to the references to my name and to the use of information of a scientific or technical nature in the Company's Management Discussion and Analysis for the year ended June 30, 2020 being filed with the Form F-7.

DATED: November 13, 2020

/s/ Jerry Zieg
Jerry Zieg